EXHIBIT 11
                                          ----------

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

                       CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                         COMPUTATION OF EARNINGS PER COMMON SHARE
                           (in thousands, except per share data)


                                                For the Nine Months Ended November 30,
                                           -----------------------------------------------
                                                    2003                     2002
                                           ----------------------   ----------------------
                                             Basic       Diluted      Basic       Diluted
                                           ---------    ---------   ---------    ---------
Net income                                 $ 157,593    $ 157,593   $ 151,285    $ 151,285
Dividends on preferred stock                  (3,294)        -           -            -
                                           ---------    ---------   ---------    ---------
Income available to common stockholders    $ 154,299    $ 157,593   $ 151,285    $ 151,285
                                           =========    =========   =========    =========

Shares:
Weighted average common shares
  outstanding                                 98,902       98,902      89,617       89,617
Adjustments:
  Stock options                                 -           3,227        -           3,052
  Preferred stock                               -           2,430        -            -
                                           ---------    ---------   ---------    ---------
Adjusted weighted average common
  shares outstanding                          98,902      104,559      89,617       92,669
                                           =========    =========   =========    =========

Earnings per common share                  $    1.56    $    1.51   $    1.69    $    1.63
                                           =========    =========   =========    =========



                                               For the Three Months Ended November 30,
                                           -----------------------------------------------
                                                    2003                     2002
                                           ----------------------   ----------------------
                                             Basic       Diluted      Basic       Diluted
                                           ---------    ---------   ---------    ---------
Net income                                 $  82,840    $  82,840   $  64,344    $  64,344
Dividends on preferred stock                  (2,450)        -           -            -
                                           ---------    ---------   ---------    ---------
Income available to common stockholders    $  80,390    $  82,840   $  64,344    $  64,344
                                           =========    =========   =========    =========

Shares:
Weighted average common shares
  outstanding                                105,323      105,323      90,323       90,323
Adjustments:
  Stock options                                 -           3,484        -           2,760
  Preferred stock                               -           5,389        -            -
                                           ---------    ---------   ---------    ---------
Adjusted weighted average common
  shares outstanding                         105,323      114,196      90,323       93,083
                                           =========    =========   =========    =========

Earnings per common share                  $    0.76    $    0.73   $    0.71    $    0.69
                                           =========    =========   =========    =========
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